UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No.   2   )*
                                              ------

                      Acceptance Insurance Companies Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    004308102
                  ---------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
                     ------------------ ------------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                     [x] Rule 13d-1(b)
                                     [ ] Rule 13d-1(c)
                                     [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP No.         004308102
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Artisan Partners Limited Partnership
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                              (a) [ ]
        Not Applicable
                                                              (b) [ ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

      NUMBER OF                 None
        SHARES        ---------------------------------------------------------
     BENEFICIALLY     6    SHARED VOTING POWER
       OWNED BY
        EACH                    1,103,500
      REPORTING       ---------------------------------------------------------
       PERSON         7    SOLE DISPOSITIVE POWER
        WITH
                                None
                      ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                1,103,500
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,103,500
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.6%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           IA
-------------------------------------------------------------------------------

                                       13G

CUSIP No.         004308102
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Artisan Investment Corporation
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                              (a) [ ]
        Not Applicable
                                                              (b) [ ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Wisconsin
-------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

      NUMBER OF                 None
        SHARES        ---------------------------------------------------------
     BENEFICIALLY     6    SHARED VOTING POWER
       OWNED BY
        EACH                    1,103,500
      REPORTING       ---------------------------------------------------------
       PERSON         7    SOLE DISPOSITIVE POWER
        WITH
                                None
                      ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                1,103,500
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,103,500
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.6%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           CO
-------------------------------------------------------------------------------

                                       13G

CUSIP No.         004308102
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Andrew A. Ziegler
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                              (a) [ ]
        Not Applicable
                                                              (b) [ ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
-------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

      NUMBER OF                 None
        SHARES        ---------------------------------------------------------
     BENEFICIALLY     6    SHARED VOTING POWER
       OWNED BY
        EACH                      1,103,500
      REPORTING       ---------------------------------------------------------
       PERSON         7    SOLE DISPOSITIVE POWER
        WITH
                                None
                      ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                1,103,500
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,103,500
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.6%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           IN
-------------------------------------------------------------------------------

                                       13G

CUSIP No.         004308102
                  ------------------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON /
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Carlene Murphy Ziegler
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (see Instructions)
                                                              (a) [ ]
        Not Applicable
                                                              (b) [ ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.
-------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

      NUMBER OF                 None
        SHARES        ---------------------------------------------------------
     BENEFICIALLY     6    SHARED VOTING POWER
       OWNED BY
        EACH                      1,103,500
      REPORTING       ---------------------------------------------------------
       PERSON         7    SOLE DISPOSITIVE POWER
        WITH
                                None
                      ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                1,103,500
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,103,500
-------------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see Instructions)

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.6%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       (see Instructions)

           IN
-------------------------------------------------------------------------------

Item 1(a)        Name of Issuer:

                          Acceptance Insurance Companies Inc.

Item 1(b)        Address of Issuer's Principal Executive Offices:

                          535 West Broadway
                          Council Bluffs, Iowa 51503


Item 2(a)        Name of Person Filing:


                          Artisan Partners Limited Partnership
                          ("Artisan Partners")
                          Artisan Investment Corporation, the general partner of Artisan Partners ("Artisan Corp.") Andrew A. Ziegler
                          Carlene Murphy Ziegler


Item 2(b)        Address of Principal Business Office:


                          Artisan Partners, Artisan Corp.,
                          Mr. Ziegler and Ms. Ziegler are all located at:


                          1000 North Water Street, #1770
                          Milwaukee, Wisconsin 53202


Item 2(c)        Citizenship:


                          Artisan Partners is a Delaware limited partnership Artisan Corp. is a Wisconsin corporation
                          Mr. Ziegler and Ms. Ziegler are U.S. citizens


Item 2(d)        Title of Class of Securities:

                          Common Stock


Item 2(e)        CUSIP Number:


                          004308102


Item 3           Type of Person:

                          (e)  Artisan Partners is an investment
                          adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4           Ownership (at December 31, 2001):

                          (a)     Amount owned "beneficially" within
                                  the meaning of rule 13d-3:

                                  1,103,500

                          (b)     Percent of class:

                                  7.6% (based on 14,427,259 shares
                                  outstanding as of November 7, 2001)

                          (c)     Number of shares as to which such
                                  person has:

                                  (i) sole power to vote or to direct
                                      the vote: None
                                 (ii) shared power to vote or to
                                      direct the vote: 1,103,500
                                (iii) sole power to dispose or to
                                      direct the disposition of: None
                                 (iv) shared power to dispose or to
                                      direct disposition of: 1,103,500


Item 5           Ownership of Five Percent or Less of a Class:

                          Not Applicable


Item 6           Ownership of More than Five Percent on Behalf of
                 Another Person:

                          The shares reported herein have been
                          acquired on behalf of discretionary clients of Artisan Partners. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. None of those persons, to the knowledge of Artisan Partners, Artisan Corp., Mr. Ziegler or Ms. Ziegler, has an economic interest in more than 5% of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                          Not Applicable


Item 8           Identification and Classification of Members of the
                 Group:

                          Not Applicable


Item 9           Notice of Dissolution of Group:

                          Not Applicable


Item 10          Certification:

                          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 2002


                                  ARTISAN INVESTMENT CORPORATION
                                      for itself and as general partner of
                                      ARTISAN PARTNERS LIMITED PARTNERSHIP




                                  By: /s/ Andrew A. Ziegler
                                      -----------------------------------
                                             Andrew A. Ziegler
                                               President


                                   ANDREW A. ZIEGLER

                                   /s/ Andrew A. Ziegler
                                   --------------------------------------


                                   CARLENE MURPHY ZIEGLER

                                   /s/ Carlene Murphy Ziegler
                                   --------------------------------------

                                  Exhibit Index
                                  -------------

Exhibit 1 Joint Filing Agreement dated as of February 13, 2002 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, and Carlene Murphy Ziegler